Exhibit 8.2

The Board of Trustees (the “Board”)

Huntingdon Valley Bank

3501 Masons Mill Road

Huntingdon Valley, PA 19006

Re:	State Tax Opinion Relating to Conversion of Huntingdon Valley Bank from a Pennsylvania-Chartered Mutual Savings Bank into a Pennsylvania-Chartered Stock Savings Bank

Members of the Board of Trustees:

You have requested our opinion in relation to the material Pennsylvania state tax consequences of the proposed conversion of Huntingdon Valley Bank (the “Bank”), a Pennsylvania-chartered mutual savings bank, into a Pennsylvania-charted stock savings bank (the “Stock Bank’), and acquisition of to-be-issued common stock of the Stock Bank by HV Bancorp, Inc. (the “Holding Company”), a Pennsylvania corporation, (referred to collectively as the “Conversion,”) followed by an offering (the “Offering”) of the voting common stock of Holding Company (“Holding Company Conversion Shares”) to insiders and the public pursuant to the Plan, as described in the Federal Tax Opinion issued by Luse Gorman, PC and dated September [XX], 2016 (the “Federal Tax Opinion”). Any term not otherwise defined herein has the same meaning assigned to it for purposes of the Federal Tax Opinion.

In connection with the Conversion, the Stock Bank will issue deposit accounts in Stock Bank to Eligible Account Holders and Supplemental Eligible Account Holders of the Bank (collectively, the “Account Holders”) in the same dollar amount and under the same terms as their deposit accounts in the Bank, and Stock Bank will issue an interest in the Liquidation Account of Stock Bank to the Account Holders in exchange for their ownership interests in the Bank.

In connection with the Offering, the Holding Company will distribute nontransferable subscription rights to purchase Holding Company Conversion Shares to the Account Holders, tax-exempt employee benefit plans of the Stock Bank, and Other Members (collectively, the “Affiliates”).

The conclusions set out herein are based upon our interpretations of the Pennsylvania state tax law existing as of the date hereof, which we believe to be relevant and material in relation to the Conversion and Offering, which law is subject to change on a retroactive basis. Other knowledgeable persons, including Commonwealth tax authorities, might reach different conclusions. Any change in such law could affect our conclusions. Further, our conclusions are predicated on the Federal Tax Opinion – the sole document we have reviewed in connection with rendering our opinion. If the facts or conclusions in the Federal Tax Opinion are incorrect, our conclusions, and therefore our opinions, might be different.

The following analysis is not intended as a discussion of the tax law beyond that which is essential to reach the conclusions set out herein with respect to the facts set out herein. Exceptions, alternatives and contrary rules may apply to another set of facts.

In accordance with applicable professional regulations, unless expressly stated otherwise, any written advice contained in, forwarded with, or attached to this opinion is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code (the “Code”). Further, this opinion may not be quoted, in whole or in part, or otherwise referred to, nor is it to be filed with any governmental agency without our prior written consent, except that we do consent to the filing of this opinion with any governmental agency as required pursuant to the Conversion and Offering.

I.	OPINIONS

The following are our opinions in relation to the material Pennsylvania state tax consequences applicable to the Conversion and Offering:

1.	The Bank and the Stock Bank will not recognize taxable gain or loss under the Pennsylvania Mutual Thrift Institutions Tax (“MTIT”) as a result of the Conversion and the Stock Bank will succeed to the adjusted tax basis of the Bank in its assets for MTIT purposes.

2.	The Stock Bank will be subject to the MTIT and succeed to and continue the taxable year of the Bank for purposes of reporting MTIT, which will be the taxable year used for federal income tax purposes and no short taxable period will result from the Conversion or Offering.

3.	The MTIT net operating losses (“MTIT NOLs”) of the Bank preceding the Conversion will be available to the Stock Bank following the Conversion and Offering subject to carry-forward period limitations.

4.	The Holding Company will be subject to the Pennsylvania Corporate Net Income Tax (“CNIT”) but will not recognize taxable gain or loss for purposes of the CNIT as a result of the Conversion and Offering, unless the distribution of the subscription rights are subject to tax for federal income tax purposes.

5.	The Account Holders will not recognize taxable gain or loss upon the issuance of withdrawable deposit accounts in the Stock Bank in exchange for those in the Bank for purposes of the Pennsylvania Personal Income Tax (the “PIT”).

6.	It is more likely than not that the Account Holders will recognize no taxable gain or loss for purposes of the PIT upon receipt by them of an interest in the Liquidation Account of the Stock Bank in exchange for their ownership interests in the Bank.

7.	It is more likely than not that the Affiliates will recognize no taxable gain or loss for purposes of the PIT upon the distribution to them of nontransferable subscription rights to purchase Holding Company Conversion Shares.

8.	It is more likely than not that the Affiliates will recognize no taxable gain or loss for purposes of the PIT upon the exercise of nontransferable subscription rights to purchase Holding Company Conversion Shares.

9.	None of the transactions pursuant to the Conversion or Offering will result in Pennsylvania Sales and Use Tax (the “SUT”) to the Bank, the Stock Bank or the Holding Company.

10.	None of the transactions pursuant to the Conversion or Offering will result in Pennsylvania Realty Transfer Tax (the “RTT”) to the Bank, the Stock Bank or the Holding Company.

II.	LAW AND ANALYSIS

A.	Mutual Thrift Institutions Tax (“MTIT”)

The Commonwealth of Pennsylvania imposes an income tax on mutual thrift institutions, which include: savings banks without capital stock incorporated by or under the statutes of the Commonwealth, building and loan associations, savings and loan associations incorporated under the statutes of the Commonwealth, federal savings and loan associations incorporated under the statutes of the United States, and savings institutions having capital stock and incorporated by or under the statutes of the Commonwealth or under the law of the United States or any other jurisdiction and located within the Commonwealth. 72 Pa. Stat. §§ 8501 (definition of “Mutual thrift institution” or “institution”) and 8502(a). Mutual thrift institutions subject to the MTIT are exempt from all other Pennsylvania state corporate taxes. 72 Pa. Stat. § 8502(e). Further, such institutions, any shares of stock in such institutions, and the property of such institutions “shall be exempt from all local taxation imposed by political subdivisions of this Commonwealth under the authority of the laws of this Commonwealth, except taxes on real estate or transfers thereof.” Id.

The starting point for purposes of determining taxable income under the MTIT is net income or loss on a separate company, unconsolidated basis in accordance with generally accepted accounting principles, where cost accounting is used instead of equity accounting for investments in a subsidiary. 72 Pa. Stat. § 8502(c). There are items of adjustment to the taxable income starting point none of which are pertinent to the MTIT tax effects of the Conversion. Id. Net income of a taxable year may be offset by NOLs from the three immediately preceding taxable years and must be apportioned when the institution is subject to tax in another state. 72 Pa. Stat. §§ 8502(d) and 8502.1(a). Under generally accepted accounting principles, no gain or loss is recognized by an entity upon a conversion from one form of entity to another or upon the issuance of its common shares in exchange for cash.

For purposes of the MTIT, the taxable year of an institution, or any consolidated group with which the institution participates in the filing of consolidated returns, is the taxable year actually used in reporting taxable income to the Federal Government. 72 Pa. Stat. § 8501 (definition of “Taxable year”). The Federal Tax Opinion concludes that, for federal income tax purposes, “[t]he part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank … [and] [c]onsequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion.”

Pennsylvania allows for succession to MTIT NOLs “[i]n the case of a change in ownership by purchase, liquidation, acquisition of stock or reorganization of an institution in the manner described in section 381 or 382 of the Internal Revenue Code of 1954.” 72 Pa. Stat. § 8502(e.1). See also 61 Pa. Code § 158.3(b)(1). The succession to MTIT NOLs is determined on a separate company basis and is not impacted by the federal consolidated return rules. 72 Pa. Stat. § 8502(e.1). The Federal Tax Opinion concludes that “[t]he tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank,” but then qualifies that “no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the Code.”

Based upon the foregoing, for purposes of the MTIT as it relates to the Bank and the Stock Bank, (i) the Stock Bank will be subject to the MTIT for Pennsylvania corporate tax purposes, (ii) no taxable gain or loss will be recognized by the Bank or the Stock Bank as a result of the Conversion and, as such, Stock Bank will succeed to the adjusted tax basis of the Bank in its assets for MTIT purposes, (iii) the Stock Bank will succeed to and continue the Bank taxable year used for federal income tax purposes, and (iv) the MTIT NOLs of the Bank preceding the Conversion will be available to the Stock Bank following the Conversion.

B.	Pennsylvania Corporation Net Income Tax (“CNIT”)

Pennsylvania imposes the CNIT on domestic and foreign corporations for the privilege of doing business, carrying on activities, or having capital employed or used or owning property in Pennsylvania. 72 Pa. Stat. §§ 7401(1) and 7402(a). A corporation subject to the CNIT is not subject to the Bank and Trust Company Shares Tax, the Title Insurance Companies Shares Tax, the Insurance Premiums Tax, or the MTIT. 72 Pa. Stat. § 7402(c).

The computation of the CNIT begins with federal taxable income before any NOLs and special deductions, as reported on federal form 1120 on a separate-company basis. 72 P.S. § 7401(3)1(a) and 61 Pa. Code § 153.11(a). Certain adjustments to federal taxable income are then made to arrive at income subject to CNIT. However, none of those adjustments are relevant to the CNIT tax effects of the Conversion or Offering. The Federal Income Tax Opinion concludes that “[n]o gain or loss will be recognized … by Holding Company upon the receipt of money from the sale of Holding Company

Conversion Shares.” However, the Federal Income Tax Opinion states that “[i]f the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company … may be taxable on the distribution of the subscription rights.”

Based upon the foregoing, for purposes of the CNIT as it relates to the Holding Company, (i) the Holding Company will be subject to the CNIT for Pennsylvania corporate tax purposes, (ii) no taxable gain or loss will be recognized by the Holding Company as a result of the Offering, and (iii) the Holding Company will be subject to CNIT on the distribution of the subscription rights if subject to tax for federal income tax purposes.

C.	Pennsylvania Personal Income Tax (the “PIT”)

Pennsylvania imposes the PIT on “net gains or net income … derived from the sale, exchange or other disposition of property, including real property, tangible personal property, intangible personal property or obligations.” 72 Pa. Stat. §§ 7302 and 7303(a)(3). The amount subject to tax on the sale, exchange or other disposition of property is the amount by which the value received by the taxpayer is greater than his/her basis. 61 Pa. Code § 103.13(e).

A “sale, exchange or other disposition” does not include the exchange of stock or securities in a corporation a party to a reorganization in pursuance of a plan of reorganization, solely for stock or securities in such corporation or in another corporation a party to the reorganization.” 72 Pa. Stat. § 7303(a)(3)(iv). A reorganization includes “[a] mere change in identity, form, or place of organization however effected.” 72 Pa. Stat. § 7303(a)(3)(iv)(B)(VI). Pennsylvania does not define the term “stock or securities” for purposes of the PIT. However, the liquidation interests and the interests in the Liquidation Account received by the Account Holders do represent an ownership interest in the Stock Bank. Accordingly, we believe that an interest in the Liquidation Account will more likely than not constitute “stock or securities” for these purposes.

The PIT is not derived from the Code. Accordingly, the conclusions in the Federal Tax Opinion relating to the Affiliates generally have no application to a PIT analysis. However, the Code aside, the Federal Tax Opinion concludes that “[i]t is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Conversion Shares will be zero.” The Federal Tax Opinion further concludes that “[n]o gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank.” The Federal Tax Opinion also concludes that “no taxable income will be realized by the [Affiliates] as a result of their exercise of nontransferable subscription rights.” Lastly, the Federal Tax Opinion concludes that “[i]f the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company … may be taxable on the distribution of the subscription rights.”

Based upon the foregoing, for purposes of the PIT, (i) the Account Holders will recognize no taxable gain or loss upon the issuance of withdrawable deposit accounts because the value received will be no greater than the their basis, (ii) it is more likely than not that the Affiliates will recognize no taxable gain or loss upon receipt by them of an interest in the Liquidation Account of the Stock Bank in exchange for their ownership interest in the Bank because it is more likely than not that the Liquidation Account represents stock or securities and the Conversion is a mere change in form, (iii) it is more likely than not that the Affiliates will recognize no taxable gain or loss upon the distribution of nontransferable subscription rights to purchase Holding Company Conversion Shares because it is more likely than not that the fair market value of the nontransferable subscription rights will be zero (but the Affiliates may recognize income if the subscription rights are subsequently found to have value), and (iv) the Affiliates will recognize no taxable gain or loss on the exercise of nontransferable subscription rights because no taxable income will be realized.

D.	Pennsylvania Sales and Use Tax (the “SUT”)

Pennsylvania imposes the SUT on the transfer or acquisition of the ownership, custody or possession of tangible personal property. 72 Pa. Stat. §§ 7201(f) and (k) and 7202(a) and (b). Except for a transfer of inventory and stock in trade, Pennsylvania excludes the transfer of tangible personal property by a person not a vendor in an isolated transaction or sold by or purchased from a person who is a vendor but is not a vendor with respect to the tangible personal property transferred in such a transaction. 72 Pa. Stat. § 7204(1). Except for the transfer of inventory or stock in trade or motor vehicles, an isolated sale includes the transfer of an entire business by the owner thereof. 61 Pa. Code § 32.4(a)(2)(iii). A vendor is “[a]ny person maintaining a place of business in this Commonwealth, selling or leasing tangible personal property, or rendering services, the sale or use of which is subject to the tax.” 72 Pa. Stat. § 7201(p).

Based upon the foregoing, (i) none of the transactions pursuant to the Conversion will be subject to SUT under the isolated sale exclusion or because no tangible personal property will be transferred in connection therewith, and (ii) none of the transactions pursuant to the Offering will be subject to SUT because no tangible personal will be transferred in connection therewith.

E.	Pennsylvania Realty Transfer Tax (the “RTT”)

Pennsylvania imposes the RTT as a “stamp tax” on the transfers of real estate by deed. 72 Pa. Stat. § 8102-C. The tax is also imposed upon a person becoming an acquired company. 72 Pa. Stat. § 8102-C. An “acquired company” is defined as a “real estate company” as to which a change of ownership has occurred whereby the change of ownership does not affect the continuity of the company and of itself or together with prior changes has the effect of transferring, directly or indirectly, ninety per cent or more of the total ownership interest in the company within a period of three years. 72 Pa. Stat. § 8102-C.5. A “real estate company” is defined as:

A corporation or association which is primarily engaged in the business of holding, selling or leasing real estate ninety percent or more of the ownership interest in which is held by 35 or fewer persons and which: 1) derives sixty per cent or more of its annual gross receipts from the ownership or disposition of real estate; or 2) holds real estate, the value of which comprises ninety per cent or more of the value of its entire tangible asset holdings exclusive of tangible assets which are freely transferable and actively traded on an established market.

72 Pa. Stat. § 8101-C (definition of “Real estate company”).

Based upon the foregoing, no RTT will apply to the Conversion or Offering because (i) no real estate will be transferred by deed in connection therewith, and (ii) the Bank will not be regarded as a “real estate company” (and, therefore, will not be regarded as an “acquired company”) as it is not primarily engaged in the business of holding, selling or leasing real estate.

Very truly yours,

September     , 2016

Philadelphia, Pennsylvania